CODE OF BUSINESS CONDUCT AND ETHICS
                               OF
                  SCIENTIFIC INDUSTRIES, INC.

EFFECTIVE DATE:        September 20, 2007

INTRODUCTION

SCIENTIFIC INDUSTRIES, INC. expects that directors, officers, employees, team members and contract staff members will conduct themselves ethically and properly as a matter or course and comply with the guidelines set forth below.

This Code of Business Conduct and Ethics (this "Code") is prepared, in large part, due to the requirements of the Sarbanes-Oxley Act of 2002 and rules of New York Stock Exchange, NASD Stock Market and/or any exchange upon which the Company's stock may be traded and is applicable to Scientific Industries, Inc. and all direct and indirect U.S. subsidiaries (hereinafter referred to collectively as the "Company"). Directors and Officers of foreign subsidiaries are also expected to act properly and consistent with country-specific guidelines developed for such subsidiaries.

This Code exists to provide the Company's directors, officers, employees, team members, contract staff members as well as shareholders, suppliers and members of the general public with an official statement as to how the Company conducts itself internally and in the marketplace and certain standards that the Company shall require of its directors, and officers.

The Company's Compliance Officer on the Effective Date of this Code is Helena R. Santos and the term "Compliance Officer", as used in this Code, refers to the Company's current Compliance Officer and any subsequent person appointed to that office.

PURPOSE

This Code is intended to provide a codification of standards that is reasonably designed to deter wrongdoing and to promote the following:

	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

	Compliance with applicable governmental laws, rules and
regulations;
?	The prompt internal reporting to an appropriate person or p
ersons identified in this Code for violations of this Code; and

	Accountability for adherence to this Code.


SCOPE

This Code applies to the Company's Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions (the "Executive Officers") as well as to all directors of the Company. As used herein, the term "employees" shall be deemed to include each of the foregoing persons unless specifically stated otherwise or unless the context clearly indicates otherwise.

POLICY PROVISIONS

Under this Code, all directors and Executive Officers (including the Company's Chairman of the Board, Chief Executive Officer,
Chief Financial Officer, Controller and persons performing similar functions) are expected to conduct business for the Company in the full spirit of honest and lawful behavior and shall not cause another director, Executive Officer, employee or non-employee to act otherwise, either through inducement or coercion.

I.  Conflicts of Interest and Other Matters

Conflicts of interest may arise when an employee's position or responsibilities with the Company present an opportunity for personal gain apart from the normal compensation provided through employment. The following guidelines are provided:

A.    Protection and Proper Use of Company Funds and Assets

The assets of the Company are much more than its properties, facilities, equipment, corporate funds and computer systems;
they include technologies and concepts, business strategies and plans, as well as information about its business. These assets may not be improperly used and/or used to provide personal benefits for employees. In addition, employees may not provide outside persons with assets of the Company for the employee's personal gain or in such a manner as to be detrimental to the Company. Employees should protect the Company's assets and ensure their efficient and proper use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

B.    Confidential Information

As part of one's job, he/she may have access to confidential information about the Company, its employees, agents, contractors, customers, suppliers and competitors. Unless released to the public by management, this information should not be disclosed to fellow employees who did not have a business need to know or to non-employees for any reason, except in accordance with established corporate procedures. Confidential information of this sort includes, but is not limited to, information or data on operations, business strategies and growth, business relationships, current or future personnel, processes, systems, procedures and financial information.

C.    Outside Financial Interests Influencing Officer or
Director's Decisions or Actions

Officers and Directors should avoid any outside financial interest that might influence their decisions or actions on matters involving the Company or its businesses or property. Such interests include, among other things: (i) a significant personal or immediate family interest in an enterprise that has significant business relations with the Company; or (ii) an enterprise or contract with a supplier, service-provider or any other company or entity where the individual or a member of his/her immediate family is a principal or financial beneficiary other than as an Officer and Director. All such interests should be disclosed by the Officer and Director to the Company's Compliance Officer.

D.    Outside Activities Having Negative Impact On Job Performance

Officers and Directors should avoid outside employment or activities that would have a negative impact on their job performance with the Company, or which are likely to conflict with their job or their obligations to the Company.

E.    Business Opportunities; Competitive Interests; Corporate
Opportunities

No individual may enter into any contract or arrangement, own any interest or be a director, officer or consultant in or for an entity which enters into any contract or arrangement (except for the ownership of non-controlling interests in publicly-traded entities) with the Company for the providing of services to the Company unless and until the material facts as to the relationship or interest and the contract or transaction are fully disclosed to the Company's Compliance Officer and, if approved by the Company, the Company's Compliance Officer shall provide written confirmation of the approval of said contract or transaction.

Officers and Directors owe a duty to the Company to advance its legitimate interests when the opportunity arises to do so.
Employees should refrain from and shall be prohibited from: (i) taking for themselves or for their personal benefit opportunities that could advance the interests of the Company or benefit the Company when such opportunities are discovered through the use of Company property, information or position; (ii) using Company property, information or position for personal gain; or (iii) competing with the Company.

II.   Dealing With Suppliers, Customers And Other Employees

The Company obtains and keeps its business because of the quality of its operations. Conducting business, however, with other employees, suppliers and customers can pose ethical or even legal problems. The following guidelines are intended to help all employees make the appropriate decision in potentially difficult situations.

A.    Bribes and Kickbacks

No Officer or Director of the Company may ever accept or pay bribes, kickbacks or other types of unusual payments from or to any organization or individual seeking to do business with, doing business with or competing with the Company.

B.    Gifts

Officers and Directors may accept gifts or entertainment of nominal value as part of the normal business process if public knowledge of the employee's acceptance could cause the Company no conceivable embarrassment. Even a nominal gift and/or entertainment should not be accepted if it might appear to an observer that the gift and/or entertainment would influence the individual's business decisions. The term "nominal value" applies to the amount of the gift and/or its frequency; i.e., frequent gifts, even if of nominal value, are unacceptable. The term "entertainment" includes, but is not limited to, meals, charitable and sporting events, parties, plays and concerts. If you have any questions about the acceptance of entertainment or gifts, ask the Company's Compliance Officer for advice.

C.    Travel and Entertainment Expenses

Officers and Directors must comply with the Company's policy on travel and entertainment expenses as set forth in the Company's policies and procedures, as the same may be amended or supplemented from time to time.

D.    Relations with Government Personnel

The Company will not offer, give or reimburse expenses for entertainment or gratuities (including transportation, meals at business meetings or tickets to sporting or other events) to government officials or employees who are prohibited from receiving such by applicable government regulations.

E.    Payments to Agents, Consultants, Distributors, Contractors

Agreements with agents, sales representatives, distributors, contractors and consultants should be in writing and should clearly and accurately set forth the services to be performed, the basis for earning the commission or fee involved and the applicable rate or fee. Payments should be reasonable in amount and not excessive in light of the practice in the trade and commensurate with the value of services rendered.

F.    Fair Dealing

Each Officer and Director should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees.

III.   Books and Records

False or misleading entries shall not be made in any reports, ledgers, books or records of the Company nor shall any misrepresentation be made regarding the content thereof. No
Officer or Director may engage in an arrangement that in any way may be interpreted or construed as misstating or otherwise concealing the nature or purpose of any entries in the books and records of the Company. No payment or receipt on behalf of the Company may be approved or made with the intention or understanding that any part of the payment or receipt is to be used for a purpose other than that described in the documents supporting the transaction.

IV.   Competitive Practices

In business, it is inevitable that the Company and its competitors will meet and talk from time to time; this is neither against the law nor to be avoided. What will not be tolerated is collaboration with competitors in violation of the law on such things as pricing, production, marketing, inventories, product development, sales territories and goals, market studies and proprietary or confidential information.

As a vigorous competitor in the marketplace, the Company seeks economic knowledge about its competitors; however, it will not engage in illegal acts to acquire a competitor's trade secrets, financial data, information about company facilities, technical developments or operations.

V.   Political Activities & Contributions

The Company encourages each of its Officers, Directors, and employees to be good citizens and to participate in the political process. They should, however, be aware that: (1) federal law and the statutes of some states in the U.S. prohibit the Company from contributing, directly or indirectly, to political candidates, political parties or party officials; and (2) individuals who participate in partisan political activities should ensure that they do not leave the impression that they speak or act for the Company.

VI.   Compliance with Laws, Rules and Regulations

The Company proactively promotes compliance by all Officers, Directors, and employees with applicable laws, rules and regulations of any governmental unit, agency or divisions thereof and the rules and regulations of the New York Stock Exchange, The NASD Stock Market and/or any exchange upon which the Company's stock may be traded. The Company requires its Officers, Directors, and employees to abide by the provisions of applicable law on trading on inside information and all individuals are directed to refrain from trading in the Company's stock based on inside information. The Company requires its Officers, Directors, and employees to abide by applicable law and the Company's procedures with respect to periods of time within which all or some cross-section of the Company's employees will be prevented from trading in the Company' stock. The Company requires its Officers, Directors, and employees to abide by applicable law and the Company's policies with respect to disclosures of material non-public information (Regulation FD).

VII.   Protection of Employees from Reprisal for
Whistleblowing  ("Whistleblowing Policy")

A.    Purpose

To encourage employees to report Alleged Wrongful Conduct.

To prohibit supervisory personnel from taking Adverse
Personnel Action against a Company employee as a result of the employee's good faith disclosure of Alleged Wrongful
Conduct to a Designated Company Officer or Director or to the Company's Audit Committee. An employee who discloses and subsequently suffers an adverse Personnel Action as a result is subject to the protection of this Whistleblowing Policy.

B.    Applicability

All employees of the Company who disclose Alleged Wrongful
Conduct, as defined in this Whistleblowing Policy, and, who, as a result of the disclosure, are subject to an Adverse
Personnel Action.

C.    Whistleblowing Policy

All employees of the Company are encouraged to promptly report Alleged Wrongful Conduct. No Adverse Personnel Action may be taken against a Company employee in Knowing Retaliation for any lawful disclosure of information to a Designated Company Officer or Director or to the Company's Audit Committee, which information the employee in good faith believes evidences: (i) a violation of any law; (ii) fraudulent or criminal conduct or activities; (iii) questionable accounting or auditing matters or matters; (iv) misappropriation of Company funds; or (v) violations of provisions of this Code (such matters being collectively referred to herein as "Alleged Wrongful Conduct").

No supervisor, officer, director, department head or any other employee with authority to make or materially influence significant personnel decisions shall take or recommend an Adverse Personnel Action against an employee in Knowing
Retaliation for disclosing Alleged Wrongful Conduct to a Designated Company Officer or Director or to the Company's Audit Committee.

D.    Definitions

In addition to other terms as defined above, the terms set forth on Exhibit A attached hereto shall have the meanings set forth thereon for purposes of this Whistleblowing
Policy.

E.    Making A Disclosure

An employee who becomes aware of Alleged Wrongful Conduct is encouraged to make a Disclosure to a Designated Company Officer or Director or to the Company's Audit Committee as soon as possible.

F.    Legitimate Employment Action

This Whistleblowing Policy may not be used as a defense by an employee against whom an Adverse Personnel Action has been taken for legitimate reasons or cause. It shall not be a violation of this Whistleblowing Policy to take Adverse Personnel Action against an employee whose conduct or performance warrants that action separate and apart from the employee making a disclosure.

G.    Whistleblowing Statutes

An employee's protection under this Whistleblowing Policy is in addition to any protections such employee may have pursuant to any applicable state or federal law and this Whistleblowing
Policy shall not be construed as limiting any of such protections.

VIII.  Audit Committee Procedures - Receipt, Retention and
Treatment of Complaints Regarding Accounting, Internal Accounting
Controls or Auditing Matters

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the Company's Audit Committee (and in absence of an Audit Committee, the Company's Board of Directors) has established the following procedures for the receipt, retention and treatment of complaints by Company employees regarding the Company's accounting, internal accounting controls or auditing matters.

A.    Purpose

To promote and encourage Company employees to report complaints, problems or questionable practices relative to accounting, internal accounting controls or auditing matters (collectively referred to herein as "Accounting Concerns").

B.    Applicability

All employees of the Company.

C.    Procedures

Any Company employee who has, knows of or has reason to know or suspect the existence of any Accounting Concern is encouraged to report such Accounting Concern, promptly and in writing, to the Company's Compliance Officer and the Audit Committee (and in the absence of the Audit Committee, the Company's Board of Directors) at the following address:

Compliance Officer
Scientific Industries, Inc.
70 Orville Drive
Bohemia, New York 11716

with a copy to:

Chairman of the Board of Directors
Scientific Industries, Inc.
70 Orville Drive
Bohemia, New York 11716

Submissions by Company employees of Accounting Concerns may be signed by the employee or may be anonymous. Submissions by Company employees of Accounting Concerns should be sufficiently detailed so as to provide the necessary information to the Company's Audit Committee as to the nature of the Accounting Concerns, the violation or potential violation of any federal or state law or regulation or the nature of any questionable accounting or auditing practice or matter. Company employees are encouraged to include as much factual data as possible in any submissions of Accounting Concerns and Company employees shall not utilize the submission of an Accounting Concern for the sole purpose of harassing another Company employee or officer. Submissions by Company employees of Accounting Concerns shall be copied by the Compliance Officer's Administrative Assistant and retained in a file entitled "Accounting Concerns Report File" to be kept separate from the files of the Company's Accounting Department.

The Chairman of the Audit Committee (or in the absence of an Audit Committee, the Chairman of the Board of Directors) shall review and investigate or cause to be investigated each submission by Company employees of Accounting Concerns that suggests any violation of Company policies, violation of any federal or state laws or regulations or any questionable accounting or auditing practice or matter. The Chairman of the Audit Committee (or in the absence of an Audit Committee, the Chairman of the Board of Directors) may utilize the services of the Company's outside legal counsel in any such investigations. In the event the Chairman of the Audit Committee
(or in the absence of an Audit Committee, the Chairman of the Board of Directors) shall determine that any Accounting Concern is of sufficient veracity and significance so as to mandate any action by the Company, the Chairman of the Audit Committee (or in the absence of an Audit Committee, the Chairman of the Board of Directors) shall report the Accounting Concern to the Audit
Committee and, if necessary, to the Company's Board of Directors with a recommendation as to specific action to be taken. In extreme cases where an Accounting Concern has been reported that involves a violation or potential violation of federal or state laws or regulations and the Chairman of the Audit Committee
(or in the absence of an Audit Committee, the Chairman of the Board of Directors) has determined that such report is accurate or that sufficient evidence exists to create a significant concern as to whether such violation has occurred or will occur, the Chairman of the Audit Committee (or in the absence of an Audit Committee, the Chairman of the Board of Directors) may report such Accounting Concern to the appropriate government authority.

D.    Protections

Company employees who submit reports of Accounting Concerns shall be entitled to the protection of the Whistleblowing Policy set forth above.

IX.  Public Company Reporting

As a public company, it is important that the Company's filings with the SEC and other public disclosures of information be complete, fair, accurate and timely. An employee, officer or director of the Company may be called upon to provide necessary information to ensure that the Company's public reports are complete, fair and accurate. The Company expects each Company employee, officer and director to take this responsibility seriously and to provide prompt, complete, fair and accurate responses to inquiries with respect to the Company's public disclosure requirements. With respect to the Company's employees, officers and directors who may be participating in the preparation of reports, information, press releases, forms or other information to be publicly disclosed through filings with the SEC or as mandated by the SEC, such employees, officers and directors are expected to use their diligent efforts to ensure that such reports, press releases, forms or other information are complete, fair, accurate and timely.

X.   Compliance and Discipline

All Officers and Directors are required to comply with this Code. Officers, Directors, and employees are expected to report violations of this Code and assist the Company, when necessary, in investigating violations. All department heads, managers and supervisors are charged with the responsibility of supervising their employees in accordance with this Code.

Failure to comply with this Code will result in disciplinary action that may include suspension, termination, referral for criminal prosecution and/or reimbursement to the Company for any losses or damages resulting from the violation. The Company reserves the right to terminate any employee immediately for a single violation of this Code.

All Officers and Directors of the Company may be asked from to time to reaffirm their understanding of and willingness to comply with this Code by signing an appropriate certificate (see Appendix A).

XI.  Adoption, Amendment and Waiver

A.    Adoption and Amendment

This Code has been adopted by the Company's Board of Directors and may be changed, altered or amended at any time. The interpretation of any matter with respect to this Code by the Board of Directors shall be final and binding.


B.    Waiver

Waivers of the provisions of this Code may be granted or withheld from time to time by the Company in its sole discretion. Waivers are only effective if set forth in writing after full disclosure of the facts and circumstances surrounding the waiver. Waivers for the benefit of directors and executive officers must be approved by the Board of Directors and will be publicly disclosed by the Company. All other waivers may be approved by the Compliance Officer and may be publicly disclosed by the Company.

NO EMPLOYMENT CONTRACT

Nothing contained herein shall be construed as limiting the Company's right to terminate an employee or Officer or Director immediately for any reason. This Code does not provide any guarantees of continued employment, nor does it constitute an employment contract between the Company and any employee or Officer or Director.



APPENDIX A

STATEMENT

I acknowledge having received a copy of the Company's Code of Business Conduct and Ethics. I have read it completely and I understand that the Code applies to me. I understand the Code does not constitute an employment contract and I agree to comply fully with each of the provisions of the Code, including such changes to the Code as the Company may announce from time to time. I have reviewed with my department head or the Compliance Officer any matters concerning ownership or other activities, which are required to be disclosed to the Company by the Code.

Name _________________________________________________________

Signature ______________________________________________________

Date __________________________________________________________

_______________________________________________________________

EXHIBIT A

DEFINED TERMS -- WHISTLEBLOWING POLICY


1. "Adverse Personnel Action": an employment-related act or decision or a failure to take appropriate action by a supervisor or higher level authority, which affects an employee negatively as follows:

(a) Termination of employment;
(b) Demotion;
(c) Suspension;
(d) Written reprimand;
(e) Retaliatory investigation;
(f) Decision not to promote;
(g) Receipt of an unwarranted performance rating;
(h) Withholding of appropriate salary adjustments;
(i) Elimination of the employees' position, absent an overall
reduction in work     force, reorganization, or a decrease
in or lack of sufficient funding, monies, or work load; or
(j) Denial of awards, grants, leaves or benefits for which the employee is then eligible.


2. "Disclosure": oral or written report by an employee to a Designated Company Officer or Director or to the Company's Audit Committee of Alleged Wrongful Conduct.

3. "Knowing Retaliation": An Adverse Personnel Action taken by a supervisor or other authority against an employee where such employee's prior disclosure of Alleged Wrongful Conduct is a direct or indirect reason or basis for the Adverse Personnel Action.

4. "Designated Company Officer or Director": The Company's
Compliance Officer, any executive officer of the Company of the level of Senior Vice President or above and any member of the Company's Board of Directors.